Filed Pursuant to Rule 433

Registration Statement File Nos. 333-167638,

333-167638-01 and 333-167638-02

Covidien International Finance S.A.

Pricing Term Sheet

May 13, 2013

U.S. $750,000,000 2.950% Senior Notes due 2023

Issuer:	Covidien International Finance S.A.

Guarantors:	Covidien public limited company Covidien Ltd.

Securities to be Purchased:	2.950% Senior Notes due 2023

Aggregate Principal Amount Offered:	$750,000,000

Maturity Date:	June 15, 2023

Price to Public (Issue Price):	99.773%

Ratings*:	Baa1 (Stable) by Moody’s Investors Service, Inc. A (Stable) by Standard & Poor’s Rating Service

Benchmark:	UST 1.750% due May 15, 2023

Benchmark Treasury Price and Yield:	98-13; 1.926%

Yield to Maturity:	2.976%

Spread to Benchmark:	+105 basis points

Coupon (Interest Rate):	2.950% per annum

Interest Payment Dates:	Semi-annually on each June 15 and December 15, commencing on December 15, 2013

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Make-Whole Call:	T + 15 bps prior to March 15, 2023

Par Call:	On or after March 15, 2023

Trade Date:	May 13, 2013

Settlement Date (T+3):	May 16, 2013

Joint Bookrunners:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:	ANZ Securities, Inc. Banca IMI S.p.A. Scotia Capital (USA) Inc. CastleOak Securities, L.P.

CUSIP:	22303Q AP5

ISIN:	US22303QAP54

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, THE RELATED PRELIMINARY PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE PROSPECTUS RELATING TO THIS OFFERING MAY BE OBTAINED BY CALLING BARCLAYS CAPITAL INC. TOLL FREE AT 1-888-603-5847, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL FREE AT 1-800-294-1322 OR MORGAN STANLEY & CO. LLC TOLL FREE AT 1-866-718-1649.

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